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                              GUIDANT CORPORATION

                                 Exhibit 99.1

              Factors Possibly Affecting Future Operating Results


     From time to time, the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, new products, research and development activities and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. The risks and uncertainties that may affect the operations, performance, development and results of the Company's business include the following:


     1. Economic factors over which the Company has no control, including changes in inflation, interest rates and foreign currency exchange rates.

     2. Delays and uncertainties in the regulatory approval process in the United States and other countries, resulting in lost market opportunities.

     3. Unexpected safety, performance or efficacy concerns arising with respect to marketed products, whether or not scientifically justified, leading to product recalls, withdrawals or declining sales.

     4. Unexpected interruptions of manufacturing operations as a result of regulatory enforcement actions by the FDA or other regulatory authorities.

     5. The difficulties and uncertainties inherent in new product development, including new products that appear promising during development but fail to reach the market as a result of safety, performance or efficacy concerns, inability to obtain necessary regulatory approvals, unanticipated restrictions imposed on approved indications, excessive costs to manufacture, infringement of patents or other intellectual property rights of others, or technological advances by a competitor of the Company.

     6. Litigation and other legal factors which could preclude commercialization of products or negatively affect the level of sales or profitability of existing products, including litigation of product liability claims, antitrust litigation, environmental matters and patent disputes.

     7. Future difficulties obtaining necessary components or materials used in manufacturing the Company's products.

     8. Future difficulties obtaining or the inability to obtain appropriate levels of product liability insurance.

     9. Competitive factors including the ability of the Company to obtain patent rights or other intellectual property rights sufficient to keep competitors from marketing competing products, the introduction of new products or therapies by competitors or scientific or medical developments that render the Company's products obsolete, uneconomical or otherwise noncompetitive or the acquisition of patents by competitors that prevent the Company from selling a product or including key features in the Company's products.
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     10.   Governmental factors including laws and regulations, policies and judicial decisions that affect the regulation and reimbursement of medical devices, product liability, health care reform or tax laws.

     11. Health care industry factors, including increased customer demands for price concessions, reductions in third-party (Medicare, Medicaid and other governmental programs, private health care insurance and managed care plans) reimbursement levels for procedures using the Company's products and limits imposed by customers on the number of manufacturers or vendors which the customer will purchase products from.

     12. Accounting requirements to write off obsolete inventory or goodwill which reduces reported earnings or changes in accounting standards applicable to the Company.

     13. Internal factors such as retention of key employees, change in business strategies and the impact of restructuring and business combinations.

     14. The ability of the Company to implement its strategy that includes the potential acquisition of one or more businesses and difficulties in achieving the integration of the operations of acquired businesses in a cost-effective manner and in implementing strategies necessary for the realization of anticipated synergies.

     15. The inability of certain of the Company's, or its Suppliers' or Customers', computer systems to handle dates beyond the year 1999.

     16. The Euro Conversions impact on the competitive environment in which the Company operates or its impact on the Company's fundamental risk management philosophy.

     17. Factors beyond the control of the Company, including earthquakes (particularly in light of the fact that the Company has significant facilities located near major earthquake fault lines), floods, fires or explosions.